EXHIBIT 99.1

T-Mobile Delivers Unparalleled Financial Results - Tops Revenue and Adjusted EBITDA Estimates

2.2 Million Customer Nets, 13% Service Revenue Growth and $2.7 billion Adjusted EBITDA Despite Competition’s Best Attacks

First Quarter 2016 Highlights:

•	Customer momentum continues for the fastest growing wireless company in America:

◦	2.2 million total net adds - 12th consecutive quarter of over 1 million, over 2 million for 6th time in past 7 quarters

◦	More than 1.0 million branded postpaid net adds - 7th consecutive quarter of over 1 million

◦	877,000 branded postpaid phone net adds - expect to lead industry in branded postpaid phone net adds for the 9th consecutive quarter

◦	Record branded prepaid net adds of 807,000 - eleven-fold increase in branded prepaid net adds YoY

◦	Branded postpaid phone churn of 1.33% - down 13 bps QoQ

•	Customer growth translating into industry-leading financial growth:

◦	$6.6 billion service revenues, up 13.0% YoY

▪	T-Mobile expects to lead industry in YoY service revenue growth for 8th consecutive quarter

◦	$8.6 billion total revenues, up 10.6% YoY

▪	T-Mobile expects to lead industry in YoY total revenue growth for 11th time in past 12 quarters

◦	$2.7 billion Adjusted EBITDA, up 98.1% YoY

▪	Adjusted EBITDA includes a spectrum gain of $636 million

▪	32% Adjusted EBITDA margin excluding the spectrum gain, up from 24% in the first quarter of 2015

◦	Net income of $479 million

◦	Earnings per share of $0.56

◦	Branded postpaid phone ARPU of $46.21, generally stable QoQ and YoY after adjusting for Data Stash

•	Continued improvements in America’s fastest and fastest growing 4G LTE network:

◦	Fastest 4G LTE network in the US - leading in average download speeds for 9th consecutive quarter

◦	308 million POPs covered with 4G LTE

◦	“Extended Range LTE” covers approximately 194 million POPs across more than 340 market areas

◦	Filed to participate in 600 MHz broadcast incentive auction

•	Raising customer outlook and Adjusted EBITDA target for 2016:

◦	Guidance range for branded postpaid net adds increased to 3.2 to 3.6 million from 2.4 to 3.4 million

◦	Increasing Adjusted EBITDA target to $9.7 to $10.2 billion from $9.1 to $9.7 billion

▪	Guidance includes aggregate impact of leasing and Data Stash of $0.7 to $1.0 billion, and the $0.6 billion spectrum gain in the first quarter of 2016

◦	Maintaining guidance of $4.5 to $4.8 billion of cash capital expenditures

BELLEVUE, Wash. - April 26, 2016 - T-Mobile US, Inc. (NASDAQ: TMUS) today reported first quarter 2016 results which again showed that continued customer momentum is translating into strong financial growth. In the first quarter of 2016, T-Mobile added 2.2 million total net customers and outperformed the industry once again by delivering 13% growth in service revenue and 98% growth in Adjusted EBITDA year-over-year.

“I can’t think of a better way to start off 2016 than by capturing all of the industry’s postpaid phone growth - again!” said John Legere, President and CEO of T-Mobile. “Our model is working and the business momentum is accelerating across the board. Customers are joining the Un-carrier revolution and that is producing incredible financial results. A winning formula for customers and TMUS shareholders!”

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Industry-Leading Customer Growth
In the first quarter of 2016, T-Mobile added 2.2 million net customers, bringing its total customer count to more than 65.5 million. This was the twelfth consecutive quarter in which the Company has generated more than 1 million net customer additions and the sixth time in the past 7 quarters with more than 2 million net customer additions.

T-Mobile also saw ongoing strength in branded postpaid customers with net additions of more than 1.0 million in the first quarter of 2016. This was the seventh consecutive quarter in which the Company has reported more than 1 million branded postpaid net customer additions. Branded postpaid phone net customer additions were 877,000 in the first quarter of 2016. T-Mobile is expected to once again capture all of the industry’s postpaid phone net customer addition growth in the first quarter of 2016.

Branded prepaid net customer additions in the first quarter of 2016 were a record 807,000, up eleven-fold year-over-year and 72% sequentially driven by a thriving MetroPCS business. Wholesale net customer additions were 373,000 in the first quarter of 2016.

Branded postpaid phone churn was 1.33% in the first quarter of 2016, down 13 basis points compared to 1.46% in the fourth quarter of 2015 and generally stable compared to 1.30% in the first quarter of 2015. Branded prepaid churn was 3.84% in the first quarter of 2016, compared to 4.20% in the fourth quarter of 2015 and 4.62% in the first quarter of 2015.

Total devices sold or leased were 9.4 million units in the first quarter of 2016, including 8.8 million smartphones.

Industry-Leading Financial Growth
In addition to strong customer growth, T-Mobile delivered outstanding financial results and it expects to once again lead the industry in year-over-year growth in service revenue, total revenue, and Adjusted EBITDA growth in the first quarter of 2016.

Service revenues for the first quarter of 2016 grew by 13.0% year-over-year, primarily due to rapid growth in the Company’s customer base. This is expected to mark the eighth consecutive quarter that T-Mobile has led the industry in year-over-year service revenue growth. T-Mobile’s total revenues for the first quarter of 2016 grew by 10.6% year-over-year, which is also expected to lead the industry for the eleventh time in the past twelve quarters. Sequentially, growth in total revenues was positively impacted by the previously announced shift back toward EIP from JUMP! On Demand in the first quarter of 2016.

Branded postpaid phone Average Revenue per User (ARPU) of $46.21 in the first quarter of 2016 was down 3.8% sequentially, primarily due to the non-cash net revenue deferral related to Data Stash, and down 0.5% year-over-year. Excluding the impact of Data Stash, ARPU was generally stable both sequentially and year-over-year as continued strategic focus on family plan penetration and promotional activity was offset by higher data attach rates. Branded postpaid Average Billings per User (ABPU) was $61.90 in the first quarter of 2016, up 1.6% year-over-year primarily due to growth in total lease revenues and EIP billings on a per user basis, partially offset by the net impact of Data Stash. Branded postpaid customers per account grew to 2.59 in the first quarter of 2016, up from 2.39 in the first quarter of 2015.

In the first quarter of 2016, Adjusted EBITDA increased by 98.1% year-over-year to $2.749 billion. Adjusted EBITDA in the first quarter of 2016 included a spectrum gain of $636 million. Excluding the spectrum gain, Adjusted EBITDA grew by 52.2% year-over-year due to higher service revenues from growth in the customer base, lower losses on equipment, focused cost control and MetroPCS synergies, partially offset by higher selling, general and administrative expenses due to customer growth and promotional spending. Excluding the spectrum gain, the Adjusted EBITDA margin was 32% for the first quarter of 2016, compared to 24% in the first quarter of 2015.

The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the first quarter of 2016 was $204 million, including lease revenues of $342 million and the non-cash impact from Data Stash of $138 million.

Net income amounted to $479 million, up from $297 million in the fourth quarter of 2015 and a net loss of $63 million in the first quarter of 2015. Earnings per share (EPS) in the first quarter of 2016 was $0.56, compared to EPS of $0.34 in the fourth quarter of 2015 and a loss per share of $0.09 in the first quarter of 2015. The after-tax impact of the spectrum gain on EPS in the first quarter of 2016 was $0.46.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Net cash provided by operating activities was $1.025 billion in the first quarter of 2016, up from $489 million in the first quarter of 2015. Free cash flow was an outflow of $310 million in the first quarter of 2016, improving from an outflow of $493 million in the first quarter of 2015. Adjusted free cash flow, which excludes decommissioning payments, improved to an outflow of $247 million in the first quarter of 2016 from an outflow of $422 million in the first quarter of 2015.

Continued Improvements in Fastest 4G LTE Network
T-Mobile continued to make improvements to its 4G LTE network to support customer growth in the first quarter of 2016 and beyond. These improvements enabled T-Mobile to once again be the fastest 4G LTE network in the country based on download speeds from millions of user-generated tests. This is the ninth consecutive quarter that the Company has held that title.

Currently, T-Mobile covers 308 million POPs with 4G LTE, which now includes partner LTE coverage. The Company has deployed Wideband LTE nationwide to add capacity to America’s Fastest LTE Network and is expanding Extended Range LTE to enhance coverage and in-building performance. Extended Range LTE, which operates on the Company’s low-band 700 MHz A-Block spectrum, currently covers approximately 194 million people in more than 340 market areas. In the first quarter of 2016, T-Mobile entered into agreements with multiple parties to acquire additional 700 MHz A-Block spectrum licenses. These acquisitions will increase T-Mobile’s total low-band spectrum holdings from 210 million POPs to 258 million POPs upon closing.

The Company has filed to participate in the 600 MHz broadcast incentive auction.

Cash capital expenditures reflect T-Mobile’s continued investment in the expansion of its 4G LTE network. In the first quarter of 2016, cash capital expenditures were $1.3 billion, down from $1.4 billion in the fourth quarter of 2015 and up from $1.0 billion in the first quarter of 2015.

Raising Customer Outlook and Adjusted EBITDA Target for 2016
T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA and free cash flow in 2016.

Branded postpaid net customer additions for full-year 2016 are now expected to be between 3.2 and 3.6 million, an increase from the previous guidance range of 2.4 to 3.4 million.

For the full-year 2016, T-Mobile expects Adjusted EBITDA to be in the range of $9.7 to $10.2 billion, up from the previous guidance of $9.1 to $9.7 billion. This guidance includes the aggregate impact from leasing and Data Stash of approximately $0.7 to $1.0 billion, and the spectrum gain of $0.6 billion recognized in the first quarter of 2016.

Cash capital expenditures for full-year 2016 are expected to be in the range of $4.5 to $4.8 billion, unchanged from previous guidance.

Quarterly Financial Results
For more details on T-Mobile’s first quarter 2016 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere) and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to more than 65.5 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q1 2016 Earnings Call, Livestream and Webcast Access Information

Access via Phone (audio only):
Date:             Tuesday, April 26, 2016
Time:             8:00 a.m. (EDT)
Call-in Numbers:         800-432-9830
International:             719-234-7318
Participant Passcode:        8404298

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
Embedded livestream on Twitter handle:        @TMobileIR

Submit Questions via Text or Twitter:
Text:                 Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:                 Send a tweet to @TMobileIR using $TMUS

Access via Webcast:
The earnings call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 8404298.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Press Contact:                                     Investor Relations Contact:
Media Relations                                    Nils Paellmann
T-Mobile US, Inc.                                T-Mobile US, Inc.
mediarelations@t-mobile.com                            877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com                            investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. As T-Mobile does not or cannot predict or forecast certain of the expenses which are excluded from Adjusted EBITDA, but which would be required for the presentation of projected net income, T-Mobile does not provide projected net income or reconciliations to GAAP in the forward-looking financial measures.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Net income (loss)	$(63)	$361	$138	$297	$479
Adjustments:
Interest expense	261	257	262	305	339
Interest expense to affiliates	64	92	121	134	79
Interest income	(112)	(114)	(109)	(85)	(68)
Other expense (income), net	8	(1)	1	3	2
Income tax expense (benefit)	(41)	2	100	184	272
Operating income	117	597	513	838	1,103
Depreciation and amortization	1,087	1,075	1,157	1,369	1,552
Cost of MetroPCS business combination	128	34	193	21	36
Stock-based compensation (1)	56	71	43	52	53
Other, net	—	40	2	—	5
Adjusted EBITDA	$1,388	$1,817	$1,908	$2,280	$2,749

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the condensed consolidated financial statements.

Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is more indicative of T-Mobile's ongoing performance and trends by excluding certain expenses which are either nonrecurring or may not be indicative of T-Mobile's directly controllable operating results. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

(in millions, except average number of customers, ARPU and ABPU)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302
Less: Branded postpaid mobile broadband revenues	(109)	(135)	(165)	(179)	(182)
Branded postpaid phone service revenues	$3,665	$3,940	$4,032	$4,158	$4,120
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	26,313	27,250	28,003	28,849	29,720
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302
EIP billings	1,292	1,393	1,409	1,400	1,324
Lease revenues	—	—	30	194	342
Total billings for branded postpaid customers	$5,066	$5,468	$5,636	$5,931	$5,968
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	27,717	28,797	29,838	31,013	32,140
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,842	$1,861	$1,894	$1,956	$2,025
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	16,238	16,396	16,853	17,330	17,962
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Mar 31, 2016
Short-term debt	$467	$386	$114	$182	$365
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600
Long-term debt (1)	16,248	16,373	16,430	20,461	20,505
Less: Cash and cash equivalents	(3,032)	(2,642)	(2,633)	(4,582)	(3,647)
Less: Short-term investments	—	—	—	(2,998)	(2,925)
Net Debt (excluding Tower Obligations)	$19,283	$19,717	$19,511	$18,663	$19,898
Divided by: Last twelve months Adjusted EBITDA	$5,936	$6,302	$6,864	$7,393	$8,754
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.2	3.1	2.8	2.5	2.3

(1)
Long-term debt as of March 31, 2015 through December 31, 2015 has been restated for the adoption of Accounting Standards Update 2015-03, “Simplifying the Presentation of Debt Issuance Costs” in the first quarter of 2016. The impact to the Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio was not significant.

Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Free cash flow and adjusted free cash flow are calculated as follows:

(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Net cash provided by operating activities	$489	$1,161	$1,531	$2,233	$1,025
Cash purchases of property and equipment	(982)	(1,191)	(1,120)	(1,431)	(1,335)
Free Cash Flow	(493)	(30)	411	802	(310)
MetroPCS CDMA network decommissioning payments	71	103	76	95	63
Adjusted Free Cash Flow	$(422)	$73	$487	$897	$(247)

Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com